Exhibit 99.1

United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06831 Telephone: 203 622 3131 203 622 6080 unitedrentals.com
United Rentals Announces Third Quarter 2009 Results
GREENWICH, Conn. – October 28, 2009 – United Rentals, Inc. (NYSE: URI) today announced financial results for the third quarter 2009. Total revenue was $592 million and rental revenue was $478 million, compared with $873 million and $684 million, respectively, for the same period last year. Operating income was $67 million for the quarter, compared with $188 million for the same period last year.
On a GAAP basis, the company reported third quarter 2009 net income of $0, or $0.00 per diluted share, compared with net income of $74 million, or $0.98 per diluted share, for the third quarter 2008. Adjusted EPS, which excludes the impact of special items, was $0.01 per diluted share for the quarter, compared with $1.02 per diluted share for the prior year. Adjusted EBITDA margin, which also excludes the impact of special items, was 31.1% for the third quarter, compared with 36.9% in 2008. The change in profitability primarily reflects a continued decline in non-residential construction activity and its negative impact on pricing, partially offset by the savings realized from the company’s ongoing cost-cutting initiatives.
Third Quarter 2009 Highlights
•
Free cash flow was $123 million, compared with $20 million for the same period last year. The company expects to generate approximately $350 million of free cash flow for full-year 2009, an increase from its previous estimate of $325 million.

•	Total debt decreased by $73 million during the quarter. The company repurchased and retired $162 million aggregate principal amount of outstanding indebtedness.
•
SG&A expense decreased by $33 million compared with the same period last year. The company expects to reduce its full year SG&A expense by $95 million to $100 million, an increase from its previous estimate of $80 million to $90 million.

•	The company sold $100 million of fleet on an original equipment cost basis with an average age of 76 months.
•
Cost of equipment rentals, excluding depreciation, decreased by $64 million compared with the third quarter last year. The company expects to reduce its full year cost of equipment rentals, excluding depreciation, by $240 million to $250 million, an increase from its previous estimate of $190 million to $210 million.

•
Time utilization decreased 3.8 percentage points to 64.2%, and rental rates declined 11.8%, compared with the third quarter last year. Dollar utilization, which reflects the impact of both rental rates and time utilization, decreased 12.2 percentage points to 48.7%.

CEO Comments
Michael Kneeland, chief executive officer of United Rentals, said, “We are making progress on key areas of the business that are within our control, despite the further deterioration of activity in most of our end markets. Our continued focus on costs was instrumental in reducing SG&A expense and cost of rentals, and we now expect our free cash flow to come in higher than previously projected for the full year. Rental rates, while down year over year, showed a sequential improvement from the second quarter.”

Mr. Kneeland continued, “From our current vantage point, our expectations for the timing of the cycle remain unchanged. We are planning for a modest recovery late in 2010, with demand building gradually throughout 2011 as lending resumes for non-residential construction projects. The strategic and financial actions that we have taken over the past year will also allow us to manage the business for profitable growth when the cycle turns in our favor.”
Nine Months 2009 Results
For the first nine months of 2009, the company reported total revenue of $1,801 million and rental revenue of $1,380 million, compared with $2,476 million and $1,890 million, respectively, for the same period last year. Operating income was $90 million for the first nine months of 2009, compared with $418 million for the same period last year.
On a GAAP basis, the company reported a net loss of $36 million, or $0.60 per diluted share, for the first nine months of 2009, compared with a net loss available to common stockholders of $90 million, or $1.12 per diluted share, for the same period in 2008. Adjusted EPS, which excludes the impact of special items, was a loss of $0.55 per diluted share for the first nine months 2009, compared with earnings of $2.22 per diluted share for the prior year. Adjusted EBITDA margin, which also excludes the impact of special items, was 26.6% for the first nine months of 2009, compared with 33.1% in 2008. The change in profitability primarily reflects a continued decline in non-residential construction activity and its negative impact on pricing, partially offset by savings realized from the company’s ongoing cost-cutting initiatives.
Free Cash Flow and Fleet Size
For the first nine months of 2009, free cash flow was $322 million after total rental and non-rental capital expenditures of $232 million, compared with free cash flow of $137 million after total rental and non-rental capital expenditures of $631 million for the same period last year. The year-over-year improvement in free cash flow was largely the result of a $392 million reduction in rental capital expenditures, consistent with our strategy in this environment, partially offset by lower cash generated from operating activities.
The size of the rental fleet, as measured by the original equipment cost, was $3.8 billion and the age of the rental fleet was 41 months at September 30, 2009, compared with $4.1 billion and 39 months at December 31, 2008.
Return on Invested Capital (ROIC)
Return on invested capital was 3.4% for the 12 months ended September 30, 2009, a decrease of 4.3 percentage points from the same period last year. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by the averages of stockholders’ equity (deficit), debt and deferred taxes, net of average cash.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, October 29, 2009, at 11:00 a.m. Eastern Time. The conference call will be available live by audio webcast at unitedrentals.com, where it will be archived, and by calling 866-261-2650.

Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, interest expense-subordinated convertible debentures, net, depreciation-rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charge, the charge related to the settlement of the SEC inquiry and stock compensation expense, net. Adjusted EPS represents EPS plus (i) the sum of the restructuring and asset impairment charges, the losses on the repurchase/retirement of debt securities and subordinated convertible debentures, the charge related to the settlement of the SEC inquiry, the preferred stock redemption charge and the foreign tax credit valuation allowance and other less (ii) the gains on the repurchase/retirement of debt securities and subordinated convertible debentures. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow to a GAAP financial measure is unavailable to the company without unreasonable effort.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of 580 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s approximately 8,400 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent approximately 3,000 classes of equipment with a total original cost of $3.8 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of strategy or outlook. You are cautioned that our business and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, our actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) on-going decreases in North American construction and industrial activities, which have significantly affected revenues and, because many of our costs are fixed, our profitability, and which may further reduce demand and prices for our products and services; (2) our highly leveraged capital structure, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (3) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating our credit facilities and requiring us to repay outstanding borrowings; (4) inability to access the capital that our businesses or growth plans may require; (5) increases in our maintenance and replacement costs as we age our fleet, and decreases in the residual value of our equipment; (6) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (7) rates we can charge and time utilization we can achieve being less than anticipated; and (8) costs we incur being more than anticipated, and the inability to realize expected savings in the amounts or time frames planned. For a fuller description of these and other possible uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2008, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.
# # #
Contact:
Fred Bratman
(203) 618-7318
Cell: (917) 847-4507
fbratman@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2009	2008	% Change	2009	2008	% Change

Revenues:
Equipment rentals	$478	$684	(30.1%)	$1,380	$1,890	(27.0%)
Sales of rental equipment	41	56	(26.8%)	192	190	1.1%
New equipment sales	20	49	(59.2%)	63	137	(54.0%)
Contractor supplies sales	30	54	(44.4%)	95	169	(43.8%)
Service and other revenues	23	30	(23.3%)	71	90	(21.1%)

Total revenues	592	873	(32.2%)	1,801	2,476	(27.3%)

Cost of revenues:
Cost of equipment rentals, excluding depreciation	225	289	(22.1%)	679	855	(20.6%)
Depreciation of rental equipment	100	115	(13.0%)	316	334	(5.4%)
Cost of rental equipment sales	38	38	—	189	135	40.0%
Cost of new equipment sales	16	41	(61.0%)	53	114	(53.5%)
Cost of contractor supplies sales	22	41	(46.3%)	70	130	(46.2%)
Cost of service and other revenues	11	13	(15.4%)	29	37	(21.6%)

Total cost of revenues	412	537	(23.3%)	1,336	1,605	(16.8%)

Gross profit	180	336	(46.4%)	465	871	(46.6%)

Selling, general and administrative expenses	99	132	(25.0%)	308	389	(20.8%)
Restructuring charge	1	2	(50.0%)	25	6	316.7%
Charge related to settlement of SEC inquiry	—	—		—	14
Non-rental depreciation and amortization	13	14	(7.1%)	42	44	(4.5%)

Operating income	67	188	(64.4%)	90	418	(78.5%)

Interest expense, net	62	70	(11.4%)	154	159	(3.1%)
Interest expense — subordinated convertible debentures, net	2	2		(6)	7
Other income, net	(1)	(1)		—	—

Income (loss) before provision (benefit) for income taxes	4	117		(58)	252

Provision (benefit) for income taxes	4	43		(22)	103

Net income (loss)	$—	$74		$(36)	$149

Preferred stock redemption charge	—	—		—	(239)

Net income (loss) available to common stockholders	$—	$76		$(36)	$(90)

Diluted earnings (loss) per share (inclusive of preferred stock redemption charge)	$—	$0.98		$(0.60)	$(1.12)

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30,	December 31,
	2009	2008
ASSETS
Cash and cash equivalents	$149	$77
Accounts receivable, net	369	454
Inventory	52	59
Prepaid expenses and other assets	35	37
Deferred taxes	74	76

Total current assets	679	703

Rental equipment, net	2,488	2,746
Property and equipment, net	433	447
Goodwill and other intangible assets, net	232	229
Other long-term assets	63	66

Total assets	$3,895	$4,191

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current maturities of long-term debt	$9	$13
Accounts payable	143	157
Accrued expenses and other liabilities	215	257

Total current liabilities	367	427

Long-term debt	2,969	3,186
Subordinated convertible debentures	124	146
Deferred taxes	414	414
Other long-term liabilities	39	47

Total liabilities	3,913	4,220

Common stock	1	1
Additional paid-in capital	469	466
Accumulated deficit	(548)	(512)
Accumulated other comprehensive income	60	16

Total stockholders’ deficit	(18)	(29)

Total liabilities and stockholders’ deficit	$3,895	$4,191

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Cash Flows From Operating Activities:
Net income (loss)	$—	$74	$(36)	$149
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	113	129	358	378
Amortization and write-off of deferred financing and related costs	5	4	13	11
Gain on sales of rental equipment	(3)	(18)	(3)	(55)
(Gain) loss on sales of non-rental equipment	—	(1)	1	(2)
Non-cash adjustments to equipment	—	1	4	1
Stock compensation expense, net	2	2	6	4
Restructuring charge	1	2	25	6
Loss (gain) on repurchase of debt securities	1	4	(16)	4
Gain on retirement of subordinated convertible debentures	—	—	(13)	—
Increase (decrease) in deferred taxes	3	35	(4)	87
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	11	(31)	94	8
Decrease in inventory	3	15	7	12
Decrease in prepaid expenses and other assets	4	26	9	16
(Decrease) increase in accounts payable	(3)	(99)	(17)	18
Increase (decrease) in accrued expenses and other liabilities	11	(19)	(75)	(66)

Net cash provided by operating activities	148	124	353	571

Cash Flows From Investing Activities:
Purchases of rental equipment	(60)	(153)	(198)	(590)
Purchases of non-rental equipment	(8)	(9)	(34)	(41)
Proceeds from sales of rental equipment	41	56	192	190
Proceeds from sales of non-rental equipment	3	2	11	7
Purchases of other companies	(25)	(17)	(26)	(17)

Net cash used in investing activities	(49)	(121)	(55)	(451)

Cash Flows From Financing Activities:
Proceeds from debt	483	1,225	2,003	1,578
Payments of debt	(566)	(633)	(2,227)	(1,119)
Cash paid in connection with preferred stock redemption, including fees	—	(3)	—	(257)
Payments of financing costs	—	(1)	(14)	(31)
Repurchase of common stock, including fees	—	(603)	—	(603)
Excess tax benefits from share-based payment arrangements	(1)	—	(2)	—
Other	—	1	—	1

Net cash used in financing activities	(84)	(14)	(240)	(431)

Effect of foreign exchange rates	9	(3)	14	(4)

Net increase (decrease) in cash and cash equivalents	24	(14)	72	(315)
Cash and cash equivalents at beginning of period	125	80	77	381

Cash and cash equivalents at end of period	$149	$66	$149	$66

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2009	2008	% Change		2009	2008	% Change

General Rentals
Reportable segment revenues	$548	$812	(32.5%)		$1,682	$2,320	(27.5%)
Reportable segment operating income	57	167	(65.9%)		70	375	(81.3%)
Reportable segment operating margin	10.4%	20.6%	(10.2	pts)	4.2%	16.2%	(12.0	pts)

Trench Safety, Pump and Power
Reportable segment revenues	$44	$61	(27.9%)		$119	$156	(23.7%)
Reportable segment operating income	10	21	(52.4%)		20	43	(53.5%)
Reportable segment operating margin	22.7%	34.4%	(11.7	pts)	16.8%	27.6%	(10.8	pts)

Total United Rentals
Total revenues	$592	$873	(32.2%)		$1,801	$2,476	(27.3%)
Total operating income	67	188	(64.4%)		90	418	(78.5%)
Total operating margin	11.3%	21.5%	(10.2	pts)	5.0%	16.9%	(11.9	pts)
DILUTED EARNINGS (LOSS) PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net income (loss)	$—	$74	$(36)	$149
Convertible debt interest	—	—	—	—
Subordinated convertible debt interest	—	2	—	—
Preferred stock redemption charge (1)	—	—	—	(239)

Net income (loss) available to common stockholders	$—	$76	$(36)	$(90)

Weighted-average common shares	60.1	66.7	60.1	79.7
Employee stock options and warrants	0.2	0.3	—	—
Convertible shares	—	6.6	—	—
Subordinated convertible debentures	—	3.5	—	—
Restricted stock units and other	0.4	0.3	—	—

Total weighted average diluted shares	60.7	77.4	60.1	79.7

Diluted earnings (loss) per share (inclusive of preferred stock redemption charge)	$—	$0.98	$(0.60)	$(1.12)

(1)	Relates to the June 2008 repurchase of all of our outstanding Series C and Series D preferred stock.

UNITED RENTALS, INC.
ADJUSTED EARNINGS (LOSS) PER SHARE RECONCILIATION
We define “adjusted earnings (loss) per share” as the sum of (i) diluted earnings (loss) per share — GAAP, as reported, plus the after-tax impact of (ii) restructuring charge, (iii) losses (gains) on repurchase of debt securities and retirement of subordinated convertible debentures, (iv) asset impairment charge, (v) charge related to the settlement of the SEC inquiry, (vi) preferred stock redemption charge, and (vii) foreign tax credit valuation allowance and other. Management believes adjusted earnings (loss) per share provides useful information concerning future profitability. However, adjusted earnings (loss) per share is not a measure of financial performance under GAAP. Accordingly, adjusted earnings (loss) per share should not be considered an alternative to GAAP earnings (loss) per share. The table below provides a reconciliation between diluted earnings (loss) per share — GAAP, as reported, and diluted earnings (loss) per share — adjusted.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Diluted earnings (loss) per share — GAAP, as reported	$—	$0.98	$(0.60)	$(1.12)

After-tax impact of:

Restructuring charge (1)	—	0.01	0.24	0.04
Losses (gains) on repurchase of debt securities and retirement of subordinated convertible debentures	0.01	0.03	(0.28)	0.03
Asset impairment charge (2)	—	—	0.09	—
Charge related to settlement of SEC inquiry	—	—	—	0.18
Preferred stock redemption charge (3)	—	—	—	2.99
Foreign tax credit valuation allowance and other (4)	—	—	—	0.10

Diluted earnings (loss) per share — adjusted	$0.01	$1.02	$(0.55)	$2.22

(1)	Relates to branch closure charges and severance costs.

(2)	Relates to the impact of impairing certain rental equipment and leasehold improvement write-offs.

(3)
Relates to the June 2008 repurchase of our Series C and Series D preferred stock and reduces income available to common stockholders for earnings per share purposes, but does not affect net income (loss).

(4)	Primarily relates to the establishment of a valuation allowance related to certain foreign tax credits that, as a result of the preferred stock redemption, were no longer expected to be realized.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATION
(In millions)
“EBITDA” represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, interest expense-subordinated convertible debentures, net, depreciation-rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charge, the charge related to the settlement of the SEC inquiry, and stock compensation expense, net. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time as well as those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s GAAP results and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net income (loss) and EBITDA and adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net income (loss)	$—	$74	$(36)	$149
Provision (benefit) for income taxes	4	43	(22)	103
Interest expense, net	62	70	154	159
Interest expense — subordinated convertible debentures, net	2	2	(6)	7
Depreciation — rental equipment	100	115	316	334
Non-rental depreciation and amortization	13	14	42	44

EBITDA (A)	181	318	448	796
Restructuring charge (1)	1	2	25	6
Charge related to settlement of SEC inquiry	—	—	—	14
Stock compensation expense, net (2)	2	2	6	4

Adjusted EBITDA (B)	$184	$322	$479	$820

(A)	Our EBITDA margin was 30.6% and 36.4% for the three months ended September 30, 2009 and 2008, respectively, and 24.9% and 32.1% for the nine months ended September 30, 2009 and 2008, respectively.

(B)
Our adjusted EBITDA margin was 31.1% and 36.9% for the three months ended September 30, 2009 and 2008, respectively, and 26.6% and 33.1% for the nine months ended September 30, 2009 and 2008, respectively.

(1)	Relates to branch closure charges and severance costs.

(2)	Represents non-cash, share-based payments associated with the granting of equity instruments.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)
We define “free cash flow” as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and (iv) excess tax benefits from share-based payment arrangements. Management believes free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income (loss) or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net cash provided by operating activities	$148	$124	$353	$571
Purchases of rental equipment	(60)	(153)	(198)	(590)
Purchases of non-rental equipment	(8)	(9)	(34)	(41)
Proceeds from sales of rental equipment	41	56	192	190
Proceeds from sales of non-rental equipment	3	2	11	7
Excess tax benefits from share-based payment arrangements	(1)	—	(2)	—

Free cash flow	$123	$20	$322	$137